For Investor & Media Inquiries, contact:
Patty Dickerson
Vice-President External Affairs
214-459-3193
866-67-IGNIS (866-674-4647)
pd@ignispetroleum.com

IGNIS PETROLEUM APPOINTS MIKE GLYNN AS SENIOR VICE PRESIDENT OF DEVELOPMENT AND OPERATIONS

DALLAS, Texas, October 18, 2006 - Ignis Petroleum Group, Inc. (OTCBB: IGPG) today announced the appointment of Mike Glynn as Senior Vice President of Development and Operations. Glynn, 53, will be responsible for evaluating, developing and operating new business opportunities and existing properties and will serve as a member of Ignis' senior management team.

Glynn has more than 30 years of experience working directly in the oil and gas industry, most recently as Vice President of Production of Nexen Petroleum USA, Inc. where he was responsible for all producing properties with focus on production optimization and field exploitation. For eight years prior, he held the posts of Vice President of Engineering & Development and Vice President of Exploration & Development. Prior to Nexen, Mike was Vice President of Engineering of CXY Energy, Inc., a predecessor to Nexen, for ten years and prior to that, Senior Engineer of Moore McCormack Energy, Inc. He began his career with Conoco in 1975 as an engineer working in various South and East Texas oil & gas fields. Glynn received his Bachelor of Science degree in Petroleum Engineering from Texas A&M University in College Station, Texas.

Michael P. Piazza, Ignis' Chief Executive Officer said, "I am extremely pleased to have Mike join the Ignis management team. I expect Ignis to benefit significantly from his more than 30 year track record of success and his extensive experience in the oil and gas industry. We welcome his leadership capabilities and deep knowledge of petroleum engineering and production operations. I have tremendous confidence in Mike's abilities to develop new opportunities for the company and to build a strong organization to run and manage our properties."

About Ignis Petroleum

Ignis Petroleum Group, Inc. is a Dallas-based oil and gas production company focused on exploration, acquisition and development of crude oil and natural gas reserves in the United States. The Company's management has closely aligned itself with strategic industry partnerships and is building a diversified energy portfolio. It focuses on prospects that result from new lease opportunities, new technology and new information. For further information, visit www.ignispetro.com.

Safe Harbor for Forward-Looking Statements

This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in oil and gas exploration, the need to obtain additional financing, the availability of needed personnel and equipment for the future exploration and development, fluctuations in gas prices, and general economic conditions.